Opinion of Lev & Berlin, P.C	Exhibit 5.1
Consent of Lev & Berlin, P.C.	Exhibit 23.3

LEV & BERLIN, P.C.
ATTORNEYS AT LAW
2200 CONNECTICUT AVENUE - 5TH FLOOR
NORWALK, CONNECTICUT 06854-1940
(203) 838-8500
Facsimile: 203-854-1652
Toll Free: 800-377-4508
www.levberlin.com

DUANE L. BERLIN	Writer's Direct Dial Number:	DONALD M. KLEBAN*
ANDREW M. WALSH *	(203) 838-8500, Ext. 15	BRUCE L. LEV ¤
E. BARRY LYON +
——	Writer's E-Mail Address:	——
	dberlin@levberlin.com	OF COUNSEL

*  ALSO ADMITTED IN NY
+  ALSO ADMITTED IN MA
¤  ALSO ADMITTED IN VA

April 18, 2008

Electro Energy Inc.
30 Shelter Rock Road
Danbury, CT 06810

Ladies and Gentlemen:

We are furnishing this opinion in connection with the registration statement on Form S-3 (the “Registration Statement”) of Electro Energy, Inc., a Florida corporation (the “Company”), filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement. The Prospectus provides for the issuance and sale of up to 118,680,761 shares of the Company’s common stock, $0.001 par value (the “Common Stock”).

In our capacity as your counsel in connection with such registration, we are familiar with certain proceedings taken and proposed to be taken by the Company in connection with the authorization of the Common Stock. We have made such examination as we consider necessary to render this opinion. The opinions rendered herein are limited to Connecticut law and the federal laws of the United States.

Based upon the foregoing, we are of the opinion that the Company has the authority pursuant to its Articles of Incorporation, as amended, to issue 250,000,000 shares of Common Stock. Upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law and upon issuance and delivery of and payment for such shares in the manner contemplated by the Registration Statement and the Prospectus and by such resolution, such shares of Common Stock will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) general principles of equity (whether considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

We assume for purposes of this opinion that the Company is and will remain duly organized, validly existing and in good standing under Florida law.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein.

Very truly yours,

/s/ Lev & Berlin, P.C.

Lev & Berlin, P.C.